Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

Jeff Stanlis, Investor Relations
Hayden Communications, Inc.
(602) 476-1821

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL FOURTH QUARTER AND
FULL-YEAR 2008 RESULTS

Sales increase 17% to $25.1 million for the full year 2008
Company completes relocation of corporate headquarters
and recognizes one-time, move-related expenses

IRVINE, CA, September 18, 2008 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for the full-year and fourth quarter ending June 30, 2008.

Consolidated net sales for the year increased 17% to $25.1 million compared to $21.6 million for the year-ago period. Revenue for the year increased due to higher sales to medical customers. Revenue for the fourth quarter decreased 6% to $5.4 million compared to $5.8 million reported for the fourth quarter of fiscal 2007, primarily due to lower sales to one of our major customers as they reduced their inventory of our product to more appropriate levels.

The Company reported net income for the full year of $317,000 or $0.03 per share on a basic and diluted basis (based on 9.7 and 9.9 million shares, respectively) compared to net income of $506,000, or $0.05 per basic and fully diluted share (based on 9.6 and 9.7 million shares, respectively) for the full-year 2007 period. Net loss for the fourth quarter was $412,000 or $(0.04) per share (based on 9.8 million shares) compared to net income of $187,000 or $0.02 per share on a basic and diluted basis for the three months ended June 30, 2007 (based on 9.7 million shares).

Mark Murphy, the Company’s President and Chief Executive Officer, commented, “Fiscal 2008 was a transformative year for Pro-Dex, a year during which we invested in our business development, engineering, and quality functions, solidifying our ability to identify and accelerate product development for our customers while significantly improving our manufacturing quality. Although the benefits of these efforts are not yet fully reflected in our financial results, they do position Pro-Dex to achieve meaningful improvements in our financial performance during fiscal 2009 and beyond. Our customers are delighted with our work on the three active projects booked, and we have recently quoted several new projects totaling $8 million in potential incremental revenue growth. Our new facility in Irvine maximizes our front-end efforts to land new business as well as our manufacturing capacity to deliver it. The move is fully complete and we recognized $499,000 in one-time expenses during the fourth quarter.”

Consolidated gross profit for the year was $8.2 million, or 33% gross profit margin compared to gross profit of $7.4 million or 34% gross profit margin for the year-ago period. Gross profit for the quarter ended June 30, 2008 was $1.5 million, a 27% gross profit margin, compared to gross profit of $1.9 million or 32% gross profit margin last year. Gross profit and margins in both the year and fourth quarter were reduced by the move costs.

For the fiscal 2008 year, operating expense increased 19% to $7.8 million from $6.5 million in the year-ago period, and as a percentage of sales, increased to 31% from 30% in the prior year. Fourth quarter operating expenses increased by 51% to $2.2 million, compared to $1.5 million in the fourth quarter 2007 mainly due to move-related costs and increased labor expenses.

Mr. Murphy continued, “As expected and previously communicated, the move to our new facilities and the short-term adjustments by a large customer related to inventory levels created a disappointing ending to what was otherwise a positive year. The fourth quarter, however, does not diminish the progress we have made. We increased our operating cash flow for the year, substantially increased our manufacturing capacity and significantly increased the front-end growth activities of the business. We have executed well on the initiatives we set forth and continue to see a bright future for Pro-Dex despite the short-term delays. Accordingly, the Company is actively repurchasing its shares at the maximum levels possible. Strategically, we are now securing a larger portion of the intellectual property created in our engineering efforts and increasingly we are including consumables (and the resulting recurring revenue to Pro-Dex) in our manufacturing agreements. We expect these long-term efforts, initiated during fiscal 2008, to pay benefits by the end of fiscal 2009.”

The Company completed the June 30, 2008 quarter with cash and cash equivalents of $517,000 compared to cash and cash equivalents of $403,000 as of June 30, 2007. Total working capital was $4.3 million as of June 30, 2008. There was $2.0 million borrowed under the terms of the Company’s credit line compared to $300,000 at June 30, 2007 and nothing borrowed against the Company’s $2 million term commitment facility, leaving the total eligible additional borrowing capacity as of June 30, 2008 at $4.0 million. The Company generated $2.0 million in cash from operations for the full year compared to $1.5 million in the year ago period. Net debt (total debt less cash) was $3.5 million at June 30, 2008, increased from $2.4 million at June 30, 2007. Shareholders’ equity increased 3.4% to $13.3 million from $12.9 million at June 30, 2007.

Stock Repurchase Plan

In September, 2002 a stock repurchase plan was authorized and was reconfirmed by the Board of Directors in July, 2008. Under this plan, management is authorized to repurchase up to 500,000 shares of its outstanding Common Stock on the open market at a share price no greater than $1.25, subject to compliance with applicable laws and regulations. From the inception of the plan in 2002 through June 30, 2008, 75,700 shares of common stock were repurchased at an average price of $0.58 per share. From July 1, 2008 through September 16, 2008, the Company repurchased 35,500 aggregate shares at an average price of $0.95 per share bringing the total common shares repurchased under this program to 111,200 shares at an average price of $0.69 per share.

Teleconference Information:

Investors and all others are invited to listen to a conference call discussing the fourth fiscal quarter 2008 results, today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet and may be accessed by visiting the Company's website at http://www.pro-dex.com. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial 866-323-3543 U.S. and 706-679-0672 International, conference I.D. 64211330. You may identify the call as the Pro-Dex Fourth Quarter Earnings Call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's website for 30 days. Additionally, a telephone replay will be available 2 hours after the call for 48 hours by dialing 800-642-1687 U.S. or 706-645-9291 for international callers, conference I.D. number 64211330.

Pro-Dex, Inc. with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, provides a pathway to product solutions never envisioned by customers.  A unique blend of creativity and systemic discipline enables us to develop and manufacture innovative designs that powerfully complete a customer’s strategic product offering. Pro-Dex leverages extraordinary human collaboration and superior technical capability to power and control products used in medical, aerospace, military, research and industrial applications requiring high precision in harsh environments.  With expertise in multi-axis motion control, fractional horsepower motors and rotary drive systems, we identify and create unexpected value for our customers.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	30-Jun-08	30-Jun-07
ASSETS
Current assets:
Cash and cash equivalents	$517,000	$403,000
Accounts receivable, net of allowance for doubtful accounts
of $144,000 at June 30, 2008 and $153,000 at June 30, 2007	2,842,000	3,436,000
Other Current Receivables	205,000	-
Inventories, net	5,101,000	4,622,000
Prepaid expenses	286,000	205,000
Deferred income taxes	1,850,000	1,091,000
Total current assets	10,801,000	9,757,000

Property, plant, equipment and leasehold improvements, net	6,470,000	3,778,000
Other assets:
Goodwill	2,997,000	2,997,000
Intangibles - Patents, net	1,221,000	1,321,000
Deferred income taxes	-	229,000
Other	68,000	25,000
Total other assets	4,286,000	4,572,000

Total assets	$21,557,000	$18,107,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Line of credit	$2,000,000	$300,000
Accounts payable	1,736,000	1,110,000
Accrued expenses	2,053,000	1,183,000
Income taxes payable	290,000	158,000
Current portion of term note	396,000	250,000
Current portion of real estate loan	30,000	26,000
Current portion of patent deferred payable	-	82,000
Total current liabilities	6,505,000	3,109,000

Long-term liabilities:
Term note	-	396,000
Real estate loan	1,560,000	1,593,000
Patent deferred payable	44,000	158,000
Deferred Rent	150,000	-
Total long-term liabilities	1,754,000	2,147,000

Total liabilities	8,259,000	5,256,000

Commitments and contingencies
Shareholders' equity:
Common shares; no par value; 50,000,000 shares authorized;
9,803,366 shares issued and outstanding June 30, 2008
9,718,366 shares issued and outstanding June 30, 2007	16,545,000	16,340,000
Accumulated deficit	(3,247,000)	(3,489,000)

Total shareholders’ equity	13,298,000	12,851,000

Total liabilities and shareholders’ equity	$21,557,000	$18,107,000

See notes to consolidated financial statements.

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended June 30

	2008	2007

Net sales	$25,126,000	$21,563,000

Cost of sales	16,917,000	14,196,000
Gross profit	8,209,000	7,367,000

Operating expenses:
Selling	1,482,000	1,353,000
General and administrative expenses	3,265,000	2,698,000
Irvine facility move related general and administrative expenses	274,000	-
Research and development costs	2,732,000	2,474,000
Total operating expenses	7,753,000	6,525,000

Income from operations	456,000	842,000

Other:
Other (expense), net	(9,000)	(4,000)
Royalty income	35,000	38,000
Interest income	17,000	18,000
Interest (expense)	(181,000)	(319,000)
Total	(138,000)	(267,000)

Income before provision for income taxes	318,000	575,000

Provision for Income taxes	(1,000)	(69,000)
Net income	$317,000	$506,000

Net Income per share:
Basic	$0.03	$0.05
Diluted	$0.03	$0.05

Weighted average shares outstanding - basic	9,736,249	9,579,055
Weighted average shares outstanding - diluted	9,924,350	9,739,041

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30

	2008	2007
Cash Flows from Operating Activities:
Net Income	$317,000	$506,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	538,000	487,000
Loss on disposal	-	4,000
(Recovery of) Provision for doubtful accounts	(9,000)	113,000
Reserve for obsolete inventory	(18,000)	198,000
Stock based compensation	204,000	242,000
Retained earnings adjustment for prior years due to accounting standard change	(75,000)	-
Deferred taxes	(529,000)	(177,000)
Changes in:
Decrease in accounts receivable	397,000	292,000
(Increase) in inventories	(460,000)	(840,000)
(Increase) in prepaid expenses	(81,000)	(114,000)
Decrease in other assets	(43,000)	19,000
Increase in accounts payable and accrued expenses	1,645,000	371,000
Increase (Decrease) in income taxes payable	132,000	379,000
Net Cash provided by Operating Activities	2,018,000	1,480,000

Cash Flows From Investing Activities:
Acquisition of Astromec, net of cash acquired	-	(66,000)
Purchase of equipment and leasehold improvements	(3,130,000)	(447,000)
Purchase of Intangible Assets - Patents related to Intraflow	-	(2,000)

Net Cash used in Investing Activities	(3,130,000)	(515,000)

Cash Flows from Financing Activities:
Principal payments of patent deferred payable	(196,000)	(76,000)
Net (Payments) Borrowing on Line of Credit	1,700,000	(600,000)
Principal payments on Term Note	(250,000)	(250,000)
Principal payments on Real Estate Loan	(28,000)	(27,000)
Proceeds from option and warrant exercise	-	33,000

Net Cash provided by (used in) Financing Activities	1,226,000	(920,000)

Net (decrease) increase in Cash and Cash Equivalents	114,000	45,000
Cash and Cash Equivalents, beginning of year	403,000	358,000

Cash and Cash Equivalents, end of year	$517,000	$403,000

Supplemental Information
Cash paid for interest	$181,000	$229,000
Cash paid for income taxes	$560,000	$-